UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2005

LEXAR MEDIA, INC.

(Exact name of the Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
000-31103		33-0723123
(Commission File Number)		(IRS Employer Identification No.)

47300 Bayside Parkway, Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 413-1200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2005, Lexar Media, Inc. (“Lexar”) completed the offering of $60 million in aggregate principal amount of its 5.625% Senior Convertible Notes due 2010 (the “Notes”) to two institutional investors (the “Purchasers”). In connection with the sale of the Notes to the Purchasers, Lexar entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), governing the Notes, a copy of which is filed as an exhibit to this report and incorporated herein by reference. The material terms of the Notes issued under the Indenture are as follows:

•	The Notes are senior unsecured obligations of Lexar.

•	The Notes are convertible into shares of Lexar’s common stock any time at the option of the holders of the Notes at a price equal to approximately $6.68 per share, subject to adjustment.

•	The Notes bear interest at a rate of 5.625% per annum, and interest on the Notes will be payable on March 31 and September 30 of each year, beginning on September 30, 2005.

•	The Notes have a five-year term, maturing on April 1, 2010.

•	The Notes will be redeemable, in whole or in part, for cash at Lexar’s option beginning on March 31, 2008 at a redemption price equal to the principal amount of the Notes being redeemed plus accrued but unpaid interest, if any, up to but excluding the redemption date; provided, however, that Lexar may only exercise such redemption right if the trading price of its common stock has exceeded 175% of the conversion price of the Notes for at least 20 trading days in the 30 consecutive trading days ending on the trading day prior to the date upon with Lexar delivers the notice of redemption. Upon any such redemption, Lexar will be required to make a payment equal to the net present value of the remaining scheduled interest payments through April 1, 2010.

•	Upon the occurrence of a “fundamental change,” as defined in the Indenture, the holders of the Notes will have:

•	the option to receive, if and only to the extent the holders convert their Notes into Lexar common stock, a “make-whole” premium equal to the approximate lost option time value, if any, plus accrued but unpaid interest, if any, up to but excluding the conversion date; or

•	the right to require Lexar to purchase for cash any or all of its Notes at a repurchase price equal to the principal amount of the Notes being repurchased plus accrued but unpaid interest, if any, up to but excluding the repurchase date.

•	The conversion rate of the notes will be subject to adjustment upon the occurrence of certain events, including the following:

•	Lexar declares certain dividends or distributions;

•	Lexar effects a stock split or combination;

•	Lexar offers certain rights or warrants to all or substantially all its stockholders; and

•	Lexar purchases shares of its common stock pursuant to a tender or exchange offer under certain circumstances.

•	Upon the occurrence of an “event of default,” as defined in the Indenture, the holders of at least 25% in aggregate principal amount of the Notes or the Trustee shall have the right to cause the principal amount of the Notes to become due and payable immediately (except in certain events of bankruptcy, insolvency or reorganization of Lexar, in which case the principal amount of the Notes shall automatically become due and payable immediately).

The Global Note issued on March 30, 2005 is filed as an exhibit to this report and incorporated herein by reference.

The Purchasers and their direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement (the “Registration Rights Agreement”), a copy of which is filed as an exhibit to this report and incorporated herein by reference. Pursuant to the Registration Rights Agreement, Lexar has agreed to register the common stock issuable upon conversion of the Notes under the Act within 180 days from the closing date or it will be required to pay additional interest on the Notes of 0.50% per annum until the sooner of registration effectiveness or the maturity date of the Notes. Lexar will bear the registration expenses under the Registration Rights Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See disclosure under Item 1.01 of this report, which is incorporated by reference in this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
4.1	Indenture, dated as of March 30, 2005, by and between Lexar Media, Inc. and U.S. Bank National Association.

4.2	Registration Rights Agreement, dated as of March 30, 2005, by and among Lexar Media, Inc. and the Purchasers.

4.3	Global Note dated March 30, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXAR MEDIA, INC.

Date: March 30, 2005	By:	/s/ Brian T. McGee
Brian T. McGee
Chief Financial Officer and Vice President, Finance

Exhibit Index

Exhibit	Description
4.1	Indenture, dated as of March 30, 2005, by and between Lexar Media, Inc. and U.S. Bank National Association.

4.2	Registration Rights Agreement, dated as of March 30, 2005, by and among Lexar Media, Inc. and the Purchasers.

4.3	Global Note dated March 30, 2005